Exhibit 10.6

FACTORING AGREEMENT

between

GE Capital Bank AG

Heinrich-von-Brentano-Straße 2, 55130 Mainz, Germany

- hereinafter referred to as „GE CAPITAL”-

and

Aleris Recycling (German Works) GmbH

Aluminiumstraße 3, 41515 Grevenbroich, Germany

TABLE OF CONTENT

I.	CLAUSES

A.	PURCHASE OF RECEIVABLES
1.	Purpose of this Agreement
2.	Receivables Purchase Agreement, Receivables Notification, Offer Letter
3.	Obligation to Purchase
4.	Purchase Price, Due Date, Reserves, Factoring Commission, Interest
5.	Guarantee of Dilution Risk, Obligations of the ORIGINATOR regarding Receivables
6.	Bad Debt Coverage of GE CAPITAL
7.	Debtor Limit, Discretionary Debtor Limit
8.	Non-Purchased Receivables, Set-Off Right, Administration Fee

B.	ASSIGNMENT AND SECURITY
9.	Assignment of Receivables, Legal Cause
10.	Cheques, Direct Debit, Bills of Exchange
11.	Liens and Ancillary Rights, Insurance and Central Settlement Claims

C.	FACTORING PROCEDURE
12.	Full-Service, Inter-Credit®, Smart-Service
13.	Disclosed / Undisclosed Procedure
14.	Change of Procedure by Partial Termination
15.	Quarterly Account Statement, Tacit Ratification, Time Limit for Objections
16.	Collection Procedure
II.	SCHEDULES
Schedule 1 (Terms and Conditions)
Schedule 2 (Declaration of Consent)
Schedule 3 (Deposit Protection – Deposit Protection Fund of the Association of German Banks)

D.	GENERAL OBLIGATIONS
17.	Negative Pledge
18.	Increased Fiduciary Duty and Duty of Care
19.	Obligation for Information Undertaking and Deposit
20.	External Audit, Declaration of Consent
21.	Arrangements in Debtor Agreements

E.	OTHER TERMS
22.	Set-Off, Settlement, Reimbursement Claims
23.	Changes in Interest Rate, Exchange Rate Differences
24.	Fees and Reimbursement of Expenses
25.	Assignability of Claims against GE CAPITAL
26.	Commencement, Expiration, Termination
27.	Further Elements of this Agreement
28.	Governing Law, Jurisdiction
29.	Severability Clause

F.	DEFINITIONS

Note:

Terms in italics have the meaning ascribed to them in part F (DEFINITIONS).

A.	PURCHASE OF RECEIVABLES

1.	Purpose of this Agreement

1.1 This agreement shall be the basis for receivables purchase agreements entered into by the ORIGINATOR as seller and GE CAPITAL as purchaser of the relevant Receivable.

1.2 Any amounts paid as purchase price for the Receivables purchased by GE CAPITAL shall enable the ORIGINATOR to primarily satisfy its obligations vis-à-vis its suppliers.

1.3 To the extent that GE CAPITAL does not purchase certain Receivables of the ORIGINATOR, such Receivables shall be assigned to GE CAPITAL to secure claims of GE CAPITAL against the ORIGINATOR resulting from the business relationship and shall be collected by GE CAPITAL.

GE CAPITAL - Release: 07/2013 – Germany (Translation 11/2013)

2.	Receivables Purchase Agreement, Receivables Notification, Offer Letter

2.1 The ORIGINATOR hereby offers to sell all of its Receivables to GE CAPITAL.

The ORIGINATOR repeats each offer in respect of each individual Receivable by sending a Receivables Notification to GE CAPITAL.

2.2 Each relevant receivables purchase agreement shall be concluded by GE CAPITAL’s acceptance of the ORIGINATOR’s offer.

Acceptance occurs by booking the relevant Receivable on the Factoring Account, without requirement of the ORIGINATOR receiving a notice of such book entry.

2.3 The ORIGINATOR is entitled and obliged to send a Receivables Notification to GE CAPITAL within ten (10) Business Days after having dispatched the invoice to the relevant Debtor and the Receivable becoming Eligible.

2.4 The ORIGINATOR is obliged to submit the Receivables Notification by data transfer in accordance with Factoring-Satzaufbau or online data entry in Factorlink.

In addition, the ORIGINATOR is obliged to send a completed and legally signed Offer Letter, preferably in the form of a pdf-file or in a similar format together with the Receivables Notification.

3.	Obligation to Purchase

3.1 GE CAPITAL shall accept the ORIGINATOR’s offer to sell a Receivable if the relevant Receivable fulfils the following requirements:

(a)	the Receivables Notification is correct and complete and was dispatched by the ORIGINATOR within the time line set out in clause 2.3; and

(b)	the relevant Receivable is Eligible; and

(c)	the Debtor has been granted a payment term not exceeding 90 days after the relevant invoice date; and

(d)	the relevant Receivable is not a claim against an Affiliated Company; and

(e)	the relevant Receivable is within the scope of the Debtor Limit. To the extent that this requirement is only partially fulfilled, GE CAPITAL shall purchase the relevant part of the Receivable; and

(f)	the sum of the amount of the relevant Receivable and all other purchased and unpaid Receivables against the relevant Debtor or debtor credit unit – within the meaning of § 19 of the German Banking Act – does not exceed 40% of all purchased and unpaid Receivables of the ORIGINATOR against all of his Debtors; and

(g)	the legal relationship from which the Receivable arises is governed by German law. However, in respect of the relevant member of the Alcoa group, GE CAPITAL shall also accept offers to sell, if the legal relationship is governed by Swiss law provided that such Receivable is not subject to Swiss VAT and that the relevant member of the Alcoa group has consented to an assignment to GE Capital in a form reasonably satisfactory to GE CAPITAL; and

(h)	the payment of the purchase price in respect of the purchased Receivable will not result in an excess of the Maximum Commitment.

3.2 GE CAPITAL shall become obliged to purchase a Receivable if a Receivable that was initially not purchased subsequently fulfils the requirements set out in clause 3.1.

3.3 GE CAPITAL will cease to be obliged to purchase any Receivable if based on the facts available to GE CAPITAL, there is reason to believe that the ORIGINATOR does not comply with its obligations vis-à-vis Retaining Suppliers or that Retaining Suppliers revoke the authorisation of the ORIGINATOR to collect Receivables.

3.4 GE CAPITAL is entitled but not obliged to purchase Receivables which do not fulfil the requirements set out in clause 3.1. In relation to Receivables existing on the Commencement Date, GE CAPITAL will only exercise such right in respect of Receivables which have not been due for more than 60 days.

3.5 GE CAPITAL will, upon receipt of the relevant Receivables Notification, book all Receivables which have not been purchased to the Special Account. Such Receivables shall continue to be offered for sale.

3.6 The ORIGINATOR’s offer expires only after a period of ten (10) Business Days set by the ORIGINATOR for GE CAPITAL’s acceptance of such offer has lapsed to no avail.

4.	Purchase Price, Due Date, Reserves, Factoring Commission, Interest

4.1 The purchase price for each purchased Receivable shall be equal to its Nominal Amount, reduced by deductions relating to the relevant Receivable (such as discounts) that were granted to the relevant Debtor by the ORIGINATOR, less the Factoring Commission and Interest.

In the Bad Debt Case, the purchase price is reduced by the VAT amount included in the Receivable which the ORIGINATOR must claim from the tax authorities (see clause 6.4).

The purchase price (excluding the Purchase Price Reserve and subject to the settlement of Interest) shall fall due when the Receivable is purchased. Interest will be charged monthly in arrears.

Any payments in respect of the purchase price and any charges are made by book entry by GE CAPITAL on the Settlement Account.

4.2 The Purchase Price Reserve shall fall due if and when

(a)	the Debtor has fully paid the relevant Receivable to GE CAPITAL, but in the Inter-Credit®-Factoring procedure, only after Reconciliation Process, or

(b)	it falls due as a Bad Debt Amount (see clause 6.3).

If the Debtor makes deductions which are less than the Purchase Price Reserve for the relevant Receivable, the Purchase Price Reserve (reduced by such deductions) will be credited to the Settlement Account. If the deductions exceed the Purchase Price Reserve, the Settlement Account will be debited accordingly.

4.3 GE CAPITAL shall be entitled to increase the Purchase Price Reserve beyond the agreed amount if and to the extent that GE CAPITAL has, based on the facts available to it, reason to believe (soweit für GE CAPITAL Tatsachen die Annahme rechtfertigen) that

(a)	the ORIGINATOR will not comply with material obligations vis-à-vis GE CAPITAL, in particular because the ORIGINATOR has suffered a financial collapse or such an event is imminent, or

(b)	the Purchase Price Reserve is not sufficient to adequately cover invoice reductions by Debtors and credit notes of the ORIGINATOR.

4.4 In the event of a Notification of Dispute, GE CAPITAL shall, until this matter is settled, be entitled to set aside a Special Purchase Price Reserve and to debit the Settlement Account accordingly.

GE CAPITAL will credit the Special Purchase Price Reserve to the Settlement Account again if and to the extent that it has been established by final and non-appealable judgement, or the Debtor has acknowledged, or the ORIGINATOR has provided evidence, that the relevant Receivable is Eligible. If and to the extent that it is established by final and non-appealable judgement that the relevant Receivable is not Eligible, GE CAPITAL will exercise its rights pursuant to clause 5.1 will cancel such Receivable as uncollectible from the books in the relevant amount.

4.5 To the extent that GE CAPITAL is liable for VAT contained in the relevant Receivable because the ORIGINATOR did not pay, or not fully pay VAT when due, GE CAPITAL may pay an amount equal to such liability to the tax authorities.

Such payment shall be deemed to be a payment in respect of the purchase price for the relevant Receivable by GE CAPITAL to the ORIGINATOR.

If such a liability is imminent, GE CAPITAL is entitled to establish a reserve in such amount until the matter of liability has been resolved.

If GE CAPITAL already paid the relevant part of the purchase price in accordance with clause 4.1, the ORIGINATOR undertakes to repay the amount payable by GE CAPITAL to the tax authorities/the respective reserve to GE CAPITAL. GE CAPITAL is entitled to debit the Settlement Account accordingly.

The ORIGINATOR is obliged, upon request and in respect of each Receivable, to inform GE CAPITAL about the following:

(a)	all overdue VAT liabilities;

(b)	all VAT filings;

(c)	all payments in respect of VAT.

GE CAPITAL - Release: 07/2013 – Germany (Translation 11/2013)

5.	Guarantee of Dilution Risk, Obligations of the ORIGINATOR regarding Receivables

5.1 The ORIGINATOR represents and warrants (by way of an independent guarantee) that each purchased Receivable is and will continue to be Eligible until it is fully collected by GE CAPITAL (Guarantee of Dilution Risk).

In the event of a breach of such guarantee, GE CAPITAL may require the reinstatement of the contractually stipulated condition (cure). If this is not possible or unreasonable, or a deadline set for such reinstatement has lapsed unsuccessfully, GE CAPITAL may reduce the purchase price, rescind from the receivable purchase and/or, in the event of negligence or willful misconduct on the part of the ORIGINATOR, claim indemnification for damages.

5.2 If a Debtor claims that the relevant Receivable is not Eligible, the ORIGINATOR must inform GE CAPITAL by sending a Notification of Dispute without undue delay. The ORIGINATOR is further obliged to clarify the matter and, following clarification, to issue a credit note, where applicable.

5.3 The ORIGINATOR must forward to GE CAPITAL all payments received by it from Debtors without undue delay.

6.	Bad Debt Coverage of GE CAPITAL

6.1 GE CAPITAL assumes the Bad Debt Coverage for each purchased Receivable, to the extent that such purchased Receivable is Eligible.

6.2 The Bad Debt Case occurs if the Debtor

(a)	fails to pay a Receivable within 120 days after its due date without disputing its obligation to pay in a substantiated manner prior to or after the expiry of such period; or

(b)	is Unable to Pay.

6.3 The Bad Debt Amount is settled promptly after the occurrence of the Bad Debt Case, but not before the expiration of a 120-day-period after the due date of the Receivable.

6.4 If the ORIGINATOR already paid VAT for the relevant Receivable and the tax authorities legitimately refuse to refund/offset such VAT, GE CAPITAL is obliged to pay that part of the purchase price as well (see clause 4.1 paragraph 2).

7.	Debtor Limit, Discretionary Debtor Limit

7.1 At the ORIGINATOR’s request, GE CAPITAL sets Debtor Limits at its reasonable discretion on the basis of the relevant Debtor’s creditworthiness and reliability.

GE CAPITAL is likewise entitled to modify (including cancellation) Debtor Limits at any time. Such modification does neither apply to purchased Receivables nor to Receivables for which the ORIGINATOR has already provided the consideration before having received the modification notice, and where such consideration cannot be reclaimed.

7.2 Until revocation of such right by GE CAPITAL, the ORIGINATOR is entitled to set a Discretionary Debtor Limit.

Any Discretionary Debtor Limit becomes effective unless GE CAPITAL objects to it without undue delay.

The ORIGINATOR determines the amount of any Discretionary Debtor Limit, which is limited, however, to an amount equal to the maximum amount for Discretionary Debtor Limits pursuant to schedule 1 (Terms and Conditions), in accordance with the following provisions:

(a)	If the ORIGINATOR delivered goods to a Debtor at least twice within the preceding twelve-month period and the Debtor duly paid for such goods within 60 days after the relevant due date of the Receivable, the ORIGINATOR may set a Debtor Limit for such Debtor of up to 150% of the sum of all unpaid Receivables owing from such Debtor to the ORIGINATOR at a particular point in time during the aforementioned twelve-month period;

(b)	In all other cases, the amount of the Debtor Limit must be justifiable beyond doubt by information (not older than twelve (12) months) provided by a commercial inquiry agency or a bank.

7.3 At GE CAPITAL’s request, the ORIGINATOR must provide information about the satisfaction of the requirements set out in clause 7.2 (a) or 7.2 (b), as the case may be, in respect of the Discretionary Debtor Limit and submit the relevant documents.

7.4 GE CAPITAL may always replace any Discretionary Debtor Limits by Debtor Limits set by itself.

7.5 The amount of the fee charged by GE CAPITAL to establish a Debtor Limit is set out in schedule 1 (Terms and Conditions). Discretionary Debtor Limits are free of charge.

8.	Non-Purchased Receivables, Set-Off Right, Administration Fee

8.1 GE CAPITAL also collects Receivables, which have not been purchased. To the extent that the relevant authorisation does not arise from clause 9, the ORIGINATOR hereby authorises GE CAPITAL to collect such Receivables.

8.2 Any payments made by Debtors in respect of such Receivables shall be credited to the Settlement Account, but in the Inter-Credit®-Factoring only after the Reconciliation Process.

Clause 4.5 shall apply mutatis mutandis to any VAT amount which is contained in the relevant Receivables.

GE CAPITAL is entitled to set off the proceeds from the collection of Receivables, which have not been purchased against its claims vis-à-vis the ORIGINATOR. To the extent that such counter-claims do not arise from the balance of the Settlement Account, the proceeds will be made available to the ORIGINATOR as part of the credit balance on the Settlement Account. The rights of Retaining Suppliers shall not be affected thereby.

8.3 GE CAPITAL shall receive an Administration Fee as set out in schedule 1 (Terms and Conditions) for the administration of Receivables, which have not been purchased. The Administration Fee shall fall due when the relevant Receivable is booked to the Special Account and will be charged to the Settlement Account.

B.	ASSIGNMENT AND SECURITY

9.	Assignment of Receivables, Legal Cause

9.1 The ORIGINATOR hereby assigns any and all Receivables to GE CAPITAL. GE CAPITAL hereby accepts such assignment.

9.2 The legal cause for the assignment of each purchased Receivable is the relevant receivables purchase agreement.

The assignment of Receivables, which have not been purchased and the proceeds resulting from the collection of any Receivables, which have not been purchased shall secure any and all existing and future claims which GE CAPITAL may have against the ORIGINATOR in connection with their overall business relationship.

For each Receivable that has already been assigned to GE CAPITAL at the time of the purchase by GE CAPITAL, the legal cause for such assignment shall be replaced by the relevant receivables purchase agreement (purchase of the relevant Receivable as opposed to assignment for security purposes).

9.3 In respect of Receivables which have not been purchased, the following provisions shall apply:

The assignment shall not include Receivables that the ORIGINATOR assigned or will assign to Retaining Suppliers in connection with an extended retention of title arrangement (partial in rem waiver of rights). If and to the extent that the extended retention of title subsequently ceases to exist, the assignment of relevant Receivable shall become valid and effective.

Clause 11.3 shall apply mutatis mutandis to the limitation of the claim to demand security and the obligation to release security.

9.4 To the extent that the assignment pursuant to clause 9.1 does not result in the valid and unchallengeable ownership of GE CAPITAL in a purchased Receivable, the following provision shall apply: Subject to the condition precedent of entering into a respective receivables purchase agreement, the ORIGINATOR hereby assigns the relevant Receivable to GE CAPITAL and GE CAPITAL hereby accepts such assignment.

10.	Cheques, Direct Debit, Bills of Exchange

10.1 If the ORIGINATOR receives payments in respect of Receivables in any other form (in particular by way of bill of exchange or cheque), GE CAPITAL and the ORIGINATOR hereby agree that title to such instruments will transfer to GE CAPITAL as soon as the ORIGINATOR acquires title. Furthermore, the ORIGINATOR hereby assigns to GE CAPITAL any and all rights arising from such instruments. GE CAPITAL hereby accepts such assignments.

The delivery of any cheques and bills of exchange, which may at any time be in the ORIGINATOR’s direct possession to GE CAPITAL is replaced by the ORIGINATOR keeping such instruments on trust and in gratuitous custody for GE CAPITAL. If the ORIGINATOR does not acquire direct possession, it hereby assigns to GE CAPITAL its present and future claims for restitution against third parties. GE CAPITAL hereby accepts such assignments.

GE CAPITAL - Release: 07/2013 – Germany (Translation 11/2013)

10.2 The ORIGINATOR shall deliver and, to - the extent necessary - endorse the instruments and any documents relating thereto to GE CAPITAL without undue delay. Until delivery to GE CAPITAL, the ORIGINATOR must take all steps that are necessary to preserve the rights resulting from such instruments.

The ORIGINATOR hereby authorises GE CAPITAL to sign bills of exchange on behalf of the ORIGINATOR as drawer and to endorse bills of exchange and cheques in the ORIGINATOR’s name.

10.3 GE CAPITAL shall be entitled but not obliged to credit directly, but subject to their respective cashing, any equivalent amounts of cheques, debit entries and bills of exchange. If the relevant instruments are not irrevocably cashed, the underlying Receivable shall be treated as if it had originally not been paid.

11.	Liens and Ancillary Rights, Insurance and Central Settlement Claims

11.1 The ORIGINATOR hereby transfers to GE CAPITAL, who accepts such transfer, any and all present and future rights and claims (other than the Receivable itself) arising under or in connection with the relevant contract with the Debtor, including

(a)	all ownership and inchoate rights in the underlying assets with respect to assigned Receivables that the ORIGINATOR may have or acquire, which are particularly set out in invoices relating to assigned Receivables, provided that the ORIGINATOR shall continue to be entitled to resell such assets to the Debtor;

(b)	any and all claims for delivery of such assets, in particular in the event of an unwinding of the contract, as well as the right to rescind the contract;

(c)	in the event of a sale by consignment, any claims against the carrier and the right of pursuit;

(d)	all rights of the ORIGINATOR arising from an extended retention of title arrangement within the meaning of clause 21 (d), in particular, the claim of the Debtor resulting from the resale of the relevant assets;

(e)	the ORIGINATOR’s right to request the insolvency administrator to exercise its rights in an insolvency of the Debtor.

To the extent that such transfer is subject to specific additional requirements, the ORIGINATOR undertakes to comply with any such requirements in the required form.

To the extent that the ORIGINATOR holds or reacquires direct possession of such assets, the ORIGINATOR shall keep such assets for GE CAPITAL in gratuitous custody and separate from any other goods and waives any claims for reimbursement of expenses.

11.2 The ORIGINATOR and GE CAPITAL agree that GE CAPITAL acquires a lien and a retention right with respect to the securities and chattels, of which it may have or acquire possession in the course of business with the ORIGINATOR.

GE CAPITAL also acquires a lien and a retention right with respect to any claims arising from the business relationship (e.g. credit balances) that the ORIGINATOR has or will acquire against GE CAPITAL.

Such liens and the retention right shall secure all existing, future and contingent claims of GE CAPITAL against the ORIGINATOR arising from the business relationship.

If GE CAPITAL acquires control over monies or other assets under the condition that they may only be used for a certain purpose, GE CAPITAL’s lien does not extend to such assets and in this case, GE CAPITAL shall not have a retention right.

11.3 If the realisable value of all security interests not only temporarily exceeds the total amount of all claims arising from the business relationship (Cover Limit), GE CAPITAL shall, at the ORIGINATOR’s request, release security interests in the discretion of GE CAPITAL in the amount exceeding the Cover Limit.

When selecting the security interests to be released, GE CAPITAL will consider the legitimate interests of the ORIGINATOR and any third party that provided security for the ORIGINATOR’s obligations.

11.4 GE CAPITAL will only enforce the security interests if the ORIGINATOR is in payment default and a grace period of at least two weeks set by GE CAPITAL before the commencement of enforcement actions has expired to no avail.

The Receivables assigned for security purposes are enforced by collection and the net proceeds resulting from such enforcement are set off against the ORIGINATOR’s obligations owing to GE CAPITAL.

GE CAPITAL will credit the net enforcement proceeds to the Settlement Account.

11.5 If facts emerge which indicate that the payment of a purchased Receivable by the Debtor may be at risk, the ORIGINATOR must, upon request by and at the expense of GE CAPITAL, take back the relevant goods.

GE CAPITAL may also take possession of the goods or store such goods at a third party’s premises.

GE CAPITAL’s Bad Debt Coverage, if applicable, shall remain unaffected thereby.

The realisation of returned goods shall be for the benefit and at the expense of GE CAPITAL who will also determine the method of enforcement.

11.6 The ORIGINATOR shall use its best efforts to support GE CAPITAL without remuneration in enforcing and realising all security interests, rights and claims.

11.7 The ORIGINATOR hereby assigns to GE CAPITAL any and all present and future claims arising from insurance contracts in respect of the items listed in clause 11.1 (a) and (b). GE CAPITAL hereby accepts such assignment.

The ORIGINATOR hereby assigns to GE CAPITAL any and all present and future claims against Central Settlement Agencies. GE CAPITAL hereby accepts such assignment.

To the extent that the validity of these assignments depends on other conditions, the ORIGINATOR hereby undertakes to perform the assignment in the required manner and to obtain any third party consent that may be required.

C.	FACTORING PROCEDURE

12.	Full-Service, Inter-Credit®, Smart-Service

12.1 Schedule 1 (Terms and Conditions) sets out whether the accounts receivable bookkeeping and dunning procedure follow the rules of Full-Service-Factoring, Inter-Credit®-Factoring or Smart-Service-Factoring.

12.2	The following rules apply to the bookkeeping:

In all instances, the ORIGINATOR transfers the data relating to Receivables, such as invoices, credit notes, debit notes and Notifications of Dispute by submitting the relevant documents and/or through Factoring-Satzaufbau and/or by manually entering data of invoices/credit notes online in Factorlink.

In the Full-Service-Factoring and Smart-Service-Factoring procedures, the Debtors’ payments are booked directly by GE CAPITAL to the Debtors’ Accounts.

In the Inter-Credit®-Factoring procedure, the Debtors’ payments shall be booked by GE CAPITAL to the Incoming Payment Settlement Account. Any accounting documents that GE CAPITAL may have shall be delivered to the ORIGINATOR who books the payments on the debits side and relates them to the relevant invoices. At least once a week, the ORIGINATOR shall send its complete Open Items File to GE CAPITAL through Factoring-Satzaufbau. Upon receipt of such data, GE CAPITAL will perform a Reconciliation Process and will adjust all other Accounts kept in connection with the factoring arrangement.

In the Inter-Credit®-Factoring procedure, the ORIGINATOR must keep the accounts receivable books in such a manner that arrears of postings are avoided and that the Open Items File is correct and up-to-date on a daily basis.

12.3 The following rules apply to the dunning procedure:

If the Debtor fails to pay the relevant Receivable on the due date, three (3) dunning runs in cycles of 14 days will generally be performed. If the relevant Receivable is not completely discharged within a period of 60 days after its due date, the Collection Procedure is initiated in accordance with clause 16.

In the Full-Service-Factoring procedure, GE CAPITAL performs the dunning procedure, in the Smart-Service-Factoring and the Inter-Credit®-Factoring procedures, the ORIGINATOR performs the dunning procedure.

In the Inter-Credit®-Factoring and Smart-Service-Factoring procedures, the ORIGINATORS must perform the dunning procedure in such a manner that arrears of reminders are avoided.

GE CAPITAL - Release: 07/2013 – Germany (Translation 11/2013)

13.	Disclosed / Undisclosed Procedure

13.1 Schedule 1 (Terms and Conditions) sets out whether the Disclosed Procedure or the Undisclosed Procedure applies.

13.2 In the Disclosed Procedure, the ORIGINATOR will inform its Debtors at the Commencement Date about the factoring procedure and the assignment of Receivables to GE CAPITAL in writing and in the appropriate manner (letter of notification).

Furthermore, the ORIGINATOR will attach to its invoices a clearly visible note of assignment in accordance with schedule 1 (Terms and Conditions).

GE CAPITAL is also entitled to inform the Debtors about the factoring arrangement and the assignment and to verify the relevant Receivables with the Debtors.

To the extent that the parties agree on Pledged Accounts, clause 13.3 shall apply mutatis mutandis.

13.3 In the Undisclosed Procedure, the ORIGINATOR shall accept Debtors’ payments by cashless transactions, if possible, and only into the Pledged Accounts.

All invoices and any other relevant correspondence of the ORIGINATOR vis-à-vis its Debtors shall only specify the Pledged Accounts as the ORIGINATOR’s bank account details. Any Debtors that may have been informed otherwise will be advised accordingly by the ORIGINATOR without undue delay.

The ORIGINATOR undertakes to reset all balances on the Pledged Accounts prior to the Commencement Date.

The ORIGINATOR will enter into a separate agreement with GE CAPITAL in respect of the Pledged Accounts and will obtain the respective consent of the account keeping bank. In particular, this agreement shall regulate the following points:

(a)	Pledge and security purpose: To secure in particular the claim arising from clause 5, and to secure any and all other present and future claims of GE CAPITAL against the ORIGINATOR arising from the business relationship, the ORIGINATOR shall pledge to GE Capital its claims arising from the Pledged Accounts. The amounts received and standing to the credit of the Pledged Accounts serve for the sole purpose of being transferred to GE CAPITAL;

(b)	Collection Arrangement: GE CAPITAL is – in particular prior to the occurrence of an enforcement event – entitled to solely collect the pledged claims. The ORIGINATOR may only demand payment to GE CAPITAL;

(c)	Trust Arrangement: The Pledged Accounts shall be used exclusively to accept payments in respect of Receivables and are held by the ORIGINATOR as trustee for GE CAPITAL in its own name, but for the sole purpose of creating a security interest for GE CAPITAL (trust arrangement);

(d)	Notification: The ORIGINATOR undertakes to notify each credit institution that keeps any of the Pledged Accounts of the pledge, the collection arrangement and the trust arrangement;

(e)	Warranty: The ORIGINATOR warrants by way of an independent guarantee that no third party rights exist with respect to the pledged rights and claims other than a subordinated pledge arising from the account keeping credit institution’s General Business Conditions, if applicable.

13.4 GE CAPITAL is entitled to conduct regular balance acknowledgement procedures with Debtors.

GE CAPITAL will send an account statement setting out the Receivables which, to GE CAPITAL’s knowledge, are unsettled at the relevant date, including the account balance resulting therefrom, accompanied with a request to the relevant Debtor to confirm the balance set out therein to be accurate and the relevant Receivables to be Eligible.

In the Undisclosed Procedure, the request to confirm the account balances is generally made in the name of the ORIGINATOR by an auditor appointed by GE CAPITAL as trustee for GE CAPITAL. The ORIGINATOR will grant a relevant power of attorney to the trustee for submission to the Debtor. The trustee will inform GE CAPITAL comprehensively about the results of the balance acknowledgement procedure.

14.	Change of Procedure by Partial Termination

14.1 GE CAPITAL is entitled to terminate in writing the Inter-Credit®-Factoring, the Undisclosed Procedure or both in accordance with the following terms (partial termination):

(a)	an ordinary partial termination by giving a month’s prior notice to the end of each month,

(b)	an extraordinary partial termination without observation of a termination period, if the conditions of clause 26.2 are fulfilled.

14.2 Upon effectiveness of a partial termination of the Inter-Credit®-Factoring, the Factoring Agreement shall continue as Full-Service-Factoring, upon partial termination of the Undisclosed Procedure as Disclosed Procedure, respectively.

14.3 Upon receipt of an ordinary partial termination pursuant to clause 14.1 (a), the ORIGINATOR is entitled to terminate the Factoring Agreement by giving five (5) Business Days’ notice prior to the date on which the partial termination takes effect.

14.4 At the ORIGINATOR’s request, GE CAPITAL will not disclose the assignment notwithstanding a termination of the Undisclosed Procedure if and as long as the claims owing to GE CAPITAL arising from the business relationship with the ORIGINATOR are unappealably repaid.

14.5 GE CAPITAL is entitled to terminate the Smart-Service-Factoring by written notice, applying clause 14.1 mutatis mutandis. Upon effectiveness of a partial termination, the Factoring Agreement shall continue as Full-Service-Factoring; clause 14.3 shall also apply mutatis mutandis.

15.	Quarterly Account Statement, Tacit Ratification, Time Limit for Objections

15.1 GE CAPITAL shall, within ten (10) days following the end of each calendar quarter, send the Quarterly Account Statement to the ORIGINATOR.

15.2 The ORIGINATOR must raise any objections concerning the incorrectness or incompleteness of a Quarterly Account Statement no later than six (6) weeks following receipt thereof; if such objections are made in writing, dispatch thereof during the 6-week-period shall suffice.

Failure to make objections in due time will be considered an approval of the Quarterly Account Statement. When issuing the Quarterly Account Statement, GE CAPITAL will expressly refer the ORIGINATOR to this consequence.

The ORIGINATOR is also entitled to request correction of the Quarterly Account Statement after the expiry of the 6-week-period, but must prove in that instance that its Account was either unlawfully debited or not credited.

15.3 To the extent that GE CAPITAL has a repayment claim against the ORIGINATOR, GE CAPITAL may reverse incorrect credit entries on all Accounts of the ORIGINATOR by way of a debit entry prior to the issue of the next Quarterly Account Statement (reverse entry); in this case, the ORIGINATOR may not object to the debit entry on the grounds of having already disposed of an amount equivalent to the credit entry.

If GE CAPITAL discovers an incorrect credit entry only after a Quarterly Account Statement has been issued and if GE CAPITAL has a repayment claim against the ORIGINATOR, it will make a correction entry in the amount of such claim.

If the ORIGINATOR objects to the correction entry, GE CAPITAL will re-credit the account with the amount in dispute and pursue its repayment claim separately.

GE CAPITAL will immediately notify the ORIGINATOR of any reverse entries and correction entries made by it. With respect to the calculation of Interest, the entries will take retroactive effect to the day on which the incorrect entry was made.

16. Collection Procedure

16.1 If any Receivables remain unsettled after the third dunning letter, GE CAPITAL will initiate the Collection Procedure.

16.2 GE CAPITAL shall inform the ORIGINATOR about any developments in the Collection Procedure if necessary, and shall, in the event of any disputes raised by the Debtor, give the ORIGINATOR the opportunity to provide comments thereon and introduce such comments in the procedure. GE CAPITAL shall enter into settlement agreements concerning the Eligibility of any Receivable, or Receivables which have not been purchased only with the consent of the ORIGINATOR.

Considering the above, the ORIGINATOR acknowledges that the results of a legal proceeding between GE CAPITAL and the Debtor are also binding between GE CAPITAL and the ORIGINATOR.

16.3 GE CAPITAL shall bear the collection costs for purchased and Eligible Receivables, all other costs shall be borne by the ORIGINATOR.

GE CAPITAL - Release: 07/2013 – Germany (Translation 11/2013)

All collection costs are initially debited to the Settlement Account. When the Bad Debt Amount is paid, GE CAPITAL shall reimburse such costs for the relevant Receivable.

GE CAPITAL is entitled to claim an advance in justifiable instances.

16.4 GE CAPITAL is entitled but shall not be obliged to claim default interest from the Debtor. At the ORIGINATOR’s request, GE CAPITAL shall assign such claims against the Debtor to the ORIGINATOR.

16.5 The ORIGINATOR is obliged to provide GE CAPITAL with all documentation necessary for the Collection Procedure and make all relevant disclosures at the latest on the 60th day after the due date of the relevant Receivable and shall continue to provide such information immediately upon request during the procedure.

If the ORIGINATOR fails to submit the necessary information in due time, GE CAPITAL may, after having set a reasonable period to provide information, withdraw from the receivables purchase agreement relating to the relevant Receivable.

GE CAPITAL declares the withdrawal by rebooking the Receivables from the Factoring Account to the Special Account, provided that the ORIGINATOR does not need to receive a notice of such book entry.

D.	GENERAL OBLIGATIONS

17.	Negative Pledge

The ORIGINATOR shall not undertake any action or make any declaration intended to create any third party rights in respect of the assigned Receivables and ancillary rights, in particular:

(a)	security assignments of Receivables;

(b)	collection authorisations of any kind in relation to the Receivables.

18.	Increased Fiduciary Duty and Duty of Care

In the Undisclosed Procedure, Inter-Credit®-Factoring and Smart-Service-Factoring procedure, the ORIGINATOR has an increased fiduciary duty and duty of care, and must exercise such duties in such a manner that GE CAPITAL is in no worse position than if GE CAPITAL had performed the relevant task itself, or the assignment had been disclosed, as the case may be.

19.	Obligation for Information Undertaking and Deposit

19.1 The ORIGINATOR must deliver Receivables Records to GE CAPITAL without undue delay, if so requested at any time.

19.2 The ORIGINATOR and GE CAPITAL agree that in respect of purchased Receivables title to all present and future Receivables Records is transferred to GE CAPITAL. The delivery is replaced by the ORIGINATOR keeping these Receivables Statements on trust and in gratuitous custody during its own statutory record retention duties. The ORIGINATOR hereby assigns to GE CAPITAL any and all present and future claims for restitution against third parties concerning these Receivables Records. GE CAPITAL hereby accepts this assignment.

19.3 The ORIGINATOR shall inform GE CAPITAL without undue delay of any significant circumstances relating to the ORIGINATOR’s enterprise and shall submit all relevant documents, in particular:

(a)	any intended changes with respect to the rights of representation, the shareholding, the constitutional documents and intended changes with respect to Affiliated Companies, to the extent that such changes are relevant for the performance of this Agreement;

(b)	any financing arrangements with any other financial institutions including security agreements;

(c)	any restriction of the authorisation to resell retained goods and/or collect Receivables;

(d)	any substantial deterioration in the ORIGINATOR’s general financial and business condition.

19.4 The ORIGINATOR is obliged to inform GE CAPITAL of any circumstances of which it may become aware concerning the risk of the Debtor of being Unable to Pay debts as they fall due.

19.5 The ORIGINATOR is obliged to provide GE CAPITAL with all information and documents necessary for GE CAPITAL to perform its obligations under the Anti-Money-Laundering Act and to inform GE CAPITAL without undue delay of any relevant changes during the course of the business relationship.

19.6 The ORIGINATOR shall supply to GE CAPITAL the following financial information:

(a) annually, as soon as reasonably practicable and no later than one hundred and eighty (180) days from the relevant financial year end, copies of the audited (consolidated if available) annual financial statements (balance sheet, profit and loss account and cash flow statement) of Parent and ORIGINATOR together with the relevant auditors’ reports;

(b) quarterly, and no later than thirty (30) days after the end of each quarter, copies of the consolidated quarterly financial statements (balance sheet, profit and loss account and cash flow statement) of Parent; and

(c) monthly, and no later than fifteen (15) days after the end of each month, the management reports (balance sheet, profit and loss account and cash flow statement) of Parent and ORIGINATOR.

20.	External Audit, Declaration of Consent

GE CAPITAL is entitled to perform an external audit at the ORIGINATOR’s business premises at any time during customary business hours.

GE CAPITAL is entitled to review and make copies of all books, records and other documents of the ORIGINATOR relating to the factoring arrangement and its performance. The ORIGINATOR is obliged to support GE CAPITAL and provide comprehensive information.

GE CAPITAL’s right to receive information shall also include the right to receive information from the tax advisor, auditor or any other person who keeps the accounts or prepares, establishes or audits the annual report for the ORIGINATOR. The ORIGINATOR hereby releases such persons vis-à-vis GE CAPITAL from their professional duty of confidentiality.

The right of GE CAPITAL to collect, process and utilise data and the release from its obligations under the Banking Secrecy is set out in schedule 2 (Declaration of Consent).

21.	Arrangements in Debtor Agreements

The ORIGINATOR shall ensure and shall provide GE CAPITAL with reasonable evidence that its agreements with any Debtors, in particular its general business conditions, contain the following terms:

(a)	general business conditions of any Debtor which are in conflict with the ORIGINATOR’s general business conditions shall have no effect;

(b)	the ORIGINATOR has the right to assign its Receivables against the relevant Debtor to a third party;

(c)	the business relationship between the Debtor and the ORIGINATOR shall be governed by German law; the place of jurisdiction shall be at the registered seat of the ORIGINATOR;

(d)	the general terms and conditions shall contain all customary and permissible security arrangements, in particular retention of title arrangements, including any forms of extension and augmentation of such retention of title arrangements;

(e)	if a Debtor is in payment default with any of the Receivables, all other Receivables against the relevant Debtor can be accelerated forthwith;

(f)	the Debtor shall bear all fees, costs and expenses incurred in connection with any legal proceedings successfully instituted against it outside of Germany.

E.	OTHER TERMS

22.	Set-Off, Settlement, Reimbursement Claims

22.1 All claims of GE CAPITAL and the ORIGINATOR against each other arising from any legal relationship may be set off against each other by GE CAPITAL.

22.2 Following the cancellation of a Debtor Limit, GE CAPITAL may, in relation to the ORIGINATOR, set off payments received from the relevant Debtor against Receivables purchased from such Debtor (irrespective of the Debtor’s appropriation of payment) provided that the application shall not affect the rights of any Retaining Supplier. The same shall apply mutatis mutandis for Credit Notes issued to a Debtor and enforcement proceeds.

22.3 Unless expressly agreed otherwise, all claims and receivables of GE CAPITAL against the ORIGINATOR arising from this agreement fall due with immediate effect.

22.4 The ORIGINATOR may only set off its claims against claims of GE CAPITAL if the ORIGINATOR’s claims are undisputed or have been confirmed by an unappealable court decision.

22.5 The ORIGINATOR shall keep GE CAPITAL continuously informed about agreements with Debtors from which Reimbursement Claims may arise. Such agreements do not affect the Eligibility of Receivables if the Reimbursement Claims have been secured in accordance with the following terms.

GE CAPITAL - Release: 07/2013 – Germany (Translation 11/2013)

GE CAPITAL is entitled to establish a reserve or (at its choice) demand security deposits from the ORIGINATOR in the anticipated amount of the Reimbursement Claims. The ORIGINATOR is entitled to provide a security deposit in order to discharge a reserve at any time. When determining the anticipated amount of the Reimbursement Claims, future Reimbursement Claims shall also be considered. These are claims that are certain or likely to arise in the future, but which amount and/or time of origination is still uncertain. To the extent that the determination of such claims depends on future events (e.g. development of sales), the amount shall be determined by way of estimate, in the absence of other indicators on the basis of historical data.

GE CAPITAL determines the amount of Reimbursement Claims considering all circumstances in its reasonable discretion on a monthly basis, by the end of each month at the latest.

Immediately after the end of each month, the ORIGINATOR shall demonstrate the anticipated amount of Reimbursement Claims in a testable manner.

The reserve is established by debiting the Settlement Account and crediting a Reserve Account by the relevant amount. If the anticipated amount of the Reimbursement Claims is reduced, the Reserve Account will be debited by such reduction and a respective credit will be booked on the Settlement Account.

Security deposits will be provided by payment by the ORIGINATOR to GE CAPITAL, whereby the amount is credited to the Reserve Account and any dissolution is debited on the Reserve Account and credited on the Settlement Account.

The reserve and the security deposit shall primarily secure GE CAPITAL against set-offs or settlements by Debtors with Reimbursement Claims. To the extent that such claims are legally and validly raised, GE CAPITAL is entitled to receive the relevant amounts like Debtors’ payments.

In addition, the reserve and the security deposit shall secure any and all existing and future claims which GE CAPITAL may have against the ORIGINATOR in connection with their business relationship.

23.	Changes in Interest Rate, Exchange Rate Differences

23.1 The applicable Interest Rate and any changes of Interest Rate during the term of this Agreement are set out in schedule 1 (Terms and Conditions).

23.2 GE CAPITAL will convert any invoices/credit notes not denominated in Euro at the exchange rate published by the European Central Bank for the month closing date of the previous month.

Payments of Debtors are settled at the current market rate.

24.	Fees and Reimbursement of Expenses

The amount of fees is set out in schedule 1 (Terms and Conditions).

If a service provided by GE CAPITAL is required by law or secondary contractual obligation, or is provided in GE CAPITAL’s own interest, such service will be free of charge, unless the charging of fees is legally permitted and occurs in accordance with the relevant statutory provision.

Any claim of GE CAPITAL for reimbursement of expenses is subject to statutory law.

25.	Assignability of Claims against GE CAPITAL

All present and future claims that the ORIGINATOR may have against GE CAPITAL may only be assigned to third parties with the express written consent of GE CAPITAL.

GE CAPITAL may decline its consent for good cause; such cause will be assumed in particular if GE CAPITAL has reason to believe that the intended assignment would be disadvantageous to suppliers of the ORIGINATOR.

26.	Commencement, Expiration, Termination

26.1 The Commencement Date and Expiration Date of this agreement are set out in schedule 1 (Terms and Conditions).

Unless this agreement is terminated with three (3) months’ notice prior to its scheduled Expiration Date, it shall be extended by another year. The same shall apply to any subsequent periods.

26.2 Each party may terminate the factoring agreement for good cause without observing any notice period. Good cause is shown if, considering all circumstances of the individual case and weighing the interests of both parties, the terminating party cannot reasonably be expected to continue the contractual relationship until the end of the notice period in accordance with clause 26.1.

If the good cause results from a breach of a contractual obligation, termination shall only be permitted after expiry of a reasonable period of time set for remedy to no avail, or after a dissuasion has proved to be unsuccessful, unless this proviso can be dispensed with because of the particularities of the individual case.

GE CAPITAL is in particular entitled to terminate for good cause if

(a)	the ORIGINATOR is in substantial breach of clause 5, 12, 13, 18 or 19; or

(b)	the ORIGINATOR made incorrect statements about its financial condition that were of fundamental significance for GE CAPITAL’s decision about risk relevant transactions; or

(c)	a change of control with respect to the ORIGINATOR occurs, pursuant to which a natural person or legal entity (or group of persons or entities) other than the existing direct or indirect majority shareholder acquires the majority of the shares or voting rights with respect to the ORIGINATOR without prior written consent of GE CAPITAL; or

(d)	a substantial deterioration in the ORIGINATOR’s financial condition or of the value of a security interest occurs or threatens to occur which would jeopardize the fulfilment of an obligation vis-à-vis GE CAPITAL, even if security provided therefore is realised; or

(e)	the ORIGINATOR fails to comply within a reasonable time period set by GE CAPITAL with its obligation to create security pursuant to this agreement or any other agreement, or

(f)	if a Cross-Default occurs.

Statutory termination rights shall remain unaffected.

26.3 In the event of a termination without notice period, GE CAPITAL shall grant the ORIGINATOR a reasonable period of time for the winding up unless an immediate completion is necessary.

26.4 Any termination notice must be made in writing.

26.5 Upon termination of this agreement, all purchase offers, which have not yet been accepted, shall expire. All pending transactions shall be unwound in accordance with this agreement.

GE CAPITAL will, after satisfaction of all of its claims arising from the business relationship with the ORIGINATOR, reassign to the ORIGINATOR all outstanding Receivables, which have not been purchased.

27.	Further Elements of this Agreement

(a)	Schedule 1 (Terms and Conditions)

In the event of any discrepancies between schedule 1 (Terms and Conditions) and this agreement, the provisions of schedule 1 (Terms and Conditions) shall prevail.

(b)	Schedule 2 (Declaration of Consent)

The ORIGINATOR consents to the collection, processing and utilisation of data by GE CAPITAL, the transfer of data to GE CAPITAL, the transfer of data to third parties in connection with the transfer of rights arising from this agreement and the release of the tax authorities from their professional duty of confidentiality.

(c)	Schedule 3 (Deposit Protection – Deposit Protection Fund of the Association of German Banks)

28. Governing Law, Jurisdiction

28.1 This agreement is governed by German law.

28.2 The courts in Mainz shall have jurisdiction.

29.	Severability Clause

If any provisions of this agreement or the schedules thereto are or become invalid in full or in part, the validity of the remaining provisions will not be affected thereby. The invalid provision shall be replaced by the provision which is valid and effective and comes closest to the economic intention of the parties. The same principles shall apply if this agreement contains a gap.

If any in rem transfers (assignments of Receivables or inchoate rights and transfers of movable assets) should be or become ineffective, GE CAPITAL and the ORIGINATOR are obliged to treat each other as if the relevant transfers were effective. They are further obliged to perform the relevant in rem transfer without undue delay, observing any requirements which until that time may not have been observed.

GE CAPITAL - Release: 07/2013 – Germany (Translation 11/2013)

F.	DEFINITIONS

Accounts: The Accounts maintained in the factoring procedure: Factoring Account, Incoming Payment Settlement Account, Purchase Price Reserve Account, Reserve Account, Settlement Account, Special Account, Special Settlement Account, Special Purchase Price Reserve Account.

Administration Fee: The percentage rate of the Nominal Amount set out in schedule 1 (Terms and Conditions).

Affiliated Company: A company which holds a participation in the ORIGINATOR or in which the ORIGINATOR holds a participation or a shareholder of which holds a participation in the ORIGINATOR or whose representatives are completely or partially identical with those of the ORIGINATOR. The form of participation is irrelevant; an indirect participation is sufficient.

Bad Debt Amount: Amount corresponding to the purchase price for the relevant Receivable, but reduced by the VAT amount contained in the Receivable. Any payments made in respect of the purchase price are offset. The balance shall be credited or debited, as the case may be, to the Settlement Account.

Bad Debt Case: Occurrence of an event referred to in clause 6.2.

Bad Debt Coverage: Obligation of GE CAPITAL to pay the Bad Debt Amount in the Bad Debt Case.

Business Days: All calendar days except for Saturdays, Sundays and any public holidays and bank holidays applicable at the registered seat of the ORIGINATOR or GE CAPITAL.

Central Settlement Agency: Companies, in particular central settlement agency, purchasing associations and banks that provide central settlement services, which provide payments in respect of Receivables on behalf of the Debtors (e.g. servicing), alongside the Debtors (e.g. collateral promise) or instead of the Debtors (purchase of receivables).

Collection Procedure: Procedure instigated to collect Receivables, including legal dunning procedures by external counsel, judicial court proceedings and foreclosure proceedings until the final settlement of the proceeding.

Commencement Date: The Commencement Date referred to in schedule 1 (Terms and Conditions).

Cross-Default: An (i) event of default (however described) has occurred under any of the GECC Credit Facility or the Indenture provided that such event of default has not been remedied or waived in accordance with the relevant document or (ii) any of the GECC Facility or the Indenture terminates or is terminated for any reason.

Debtor Limit: The maximum amount available to fund purchases of Receivables against a particular Debtor. The extent of its utilization is equal to the sum of all purchased and outstanding Receivables. Bills of exchange and cheques are considered as a settlement of a Receivable when irrevocably cashed. Debtor Limits are established pursuant to clause 7.

Debtors: All present and future counterparties of the ORIGINATOR to contracts pursuant to which the ORIGINATOR owes the delivery of goods and/or the rendering of services for which the relevant counterparty owes payment, provided that the Debtors included in the factoring agreement are set out in schedule 1 (Terms and Conditions).

Debtors’ Accounts: Accounts administrated by GE CAPITAL, which show the ORIGINATOR’s Receivables against the Debtors that were assigned to GE CAPITAL.

Disclosed Procedure: Factoring procedure in which the assignment of Receivables is disclosed to the Debtors.

Discretionary Debtor Limit: Debtor Limit established and modified by declaration of the ORIGINATOR vis-à-vis GE CAPITAL in accordance with clause 7.2 and within the extent set out in schedule 1 (Terms and Conditions).

Eligible: Means in respect of any Receivable that such Receivable exists as set out in the Receivables Notification, is free from any objections and defenses, is assignable and is not subject to any third party rights that may be asserted against GE CAPITAL and that the respective invoice has been received by the Debtor.

Expiration Date: The Expiration Date referred to in schedule 1 (Terms and Conditions).

Factoring Account: Account on which the purchased Receivables are booked in their aggregate amount.

Factoring Commission: The percentage rate of the Nominal Amount set out in schedule 1 (Terms and Conditions).

Factoring-Satzaufbau: GE CAPITAL’s requirements for information to be provided by the ORIGINATOR in electronic form about invoices, credit notes, payments or open items.

Factorlink: Software for the performance of the factoring procedure.

Full-Service-Factoring: Factoring procedure in which the accounts receivable bookkeeping and dunning procedure are performed by GE CAPITAL.

GECC Credit Facility: A revolving credit facility entered into on or about the date of this Agreement between (among others) Aleris Recycling, Inc., Aleris Recycling Bens Run, LLC, Aleris Specialty Products, Inc., Aleris Specification Alloys, Inc., ETS Schaefer, LLC, Aleris Specification Alloy Products Canada Company and General Electric Capital Corporation (as amended from time to time).

Incoming Payment Settlement Account: Account on which in the Inter-Credit®-Factoring incoming payments are booked by interim posting until the Reconciliation Process has been performed, see clause 12.2.

Indenture: The indenture dated as of 8 January 2015 and entered into between (among others) Real Alloy Holding, Inc. (f/k/a SGH Acquisition Holdco, Inc. and a successor by merger to SGH Escrow Corporation) as issuer and Wilmington Trust, National Association as trustee and notes collateral trustee (as amended from time to time). Such indenture governs, inter alia, the issue of USD 305,000,000.00 senior secured notes.

Inter-Credit®-Factoring: Factoring procedure in which the accounts receivable bookkeeping and dunning procedure are performed by the ORIGINATOR as trustee for GE CAPITAL.

Interest: Interest is calculated by applying the Interest Rate to the assessment base.

The assessment base is the partial amount of the purchase price that was paid to the ORIGINATOR, calculated for the period starting on the beginning of the day when payment is made by GE CAPITAL to the ORIGINATOR until the beginning of the day when the Debtor’s payment is received by GE CAPITAL or when the Bad Debt Amount falls due.

Interest is calculated on the basis of the international method, i.e. act/360 interest days per year. The assessment of interest occurs monthly.

Interest is subject to applicable VAT.

Interest Rate: The percentage rate p.a. (per annum) set out in schedule 1 (Terms and Conditions), consisting of the sum of the percentage rates of the Interest Reference Rate and the margin.

Interest Reference Rate: The Interest Reference Rate is the EURIBOR (Euro Interbank Offered Rate), provided that the applicable term and the details of the continuing adjustment of the EURIBOR are set out in schedule 1 (Terms and Conditions). The actual rate of the EURIBOR is published, inter alia, on the internet site of the German Federal Bank.

Maximum Commitment: The amount which the Utilization may not exceed. The amount of the Maximum Commitment is set out in schedule 1 (Terms and Conditions).

Nominal Amount: The final amount set out in the invoice for the relevant Receivable, including VAT.

Notification of Dispute: Notification by the ORIGINATOR or the Debtor to GE CAPITAL that the Debtor claims that the Receivable is not Eligible.

Offer Letter: A form provided by GE CAPITAL, in which the ORIGINATOR acknowledges that the Receivables Notification is correct and the Receivables are Eligible.

Open Items File: List of all Receivables which are existing and unpaid at the time when the list is compiled.

Parent: Real Alloy Holding, Inc., a Delaware Corporation (f/k/a SGH Acquisition Holdco, Inc. and a successor by merger to SGH Escrow Corporation).

Pledged Accounts: The bank accounts referred to as Pledged Accounts in schedule 1 (Terms and Conditions) and pledged to GE CAPITAL pursuant to a separate agreement.

GE CAPITAL - Release: 07/2013 – Germany (Translation 11/2013)

Purchase Price Reserve: Amount corresponding to the percentage rate set out in schedule 1 (Terms and Conditions) of the Nominal Amount.

Purchase Price Reserve Account: Account on which the Purchase Price Reserve is booked (see clauses 4.1 and 4.3).

Quarterly Account Statement: Written summary of the balances of all Accounts as of the end of each calendar quarter.

Receivables: All existing and future payment receivables arising under agreements for the delivery of goods and/or the rendering of services by the ORIGINATOR vis-à-vis its Debtors.

Receivables Notification: Notification of a certain Receivable by the ORIGINATOR to GE CAPITAL. Several notifications of Receivables can be combined in one Receivables Notification.

Receivables Records: All documents – irrespective of whether in digital, paper or other form – that provide evidence of the Receivables, in particular invoices, credit notes, debit notes, orders, order confirmations and bills of delivery.

Reconciliation Process: Reconciliation of GE CAPITAL’s Open Items File with the Open Item File provided by the ORIGINATOR.

Reimbursement Claims: Claims of Debtors vis-à-vis the ORIGINATOR, which do not result in a direct reduction of individual Receivables, in particular claims based on a relevant period and/or the volume of sales (bonuses etc.), and claims arising from certain operations/events (marketing contributions, anniversary bonuses etc.).

Reserve Account: Account showing the anticipated amount of Reimbursement Claims (see clause 22.5).

Retaining Supplier: Each supplier of the ORIGINATOR who has stipulated an extended retention of title arrangement (assignment of the Receivables resulting from the resale of the goods) with the ORIGINATOR.

Settlement Account: Account on which all claims of the ORIGINATOR vis-à-vis GE CAPITAL (e.g. purchase price payments for purchased Receivables, including Purchase Price Reserves that have been released, Debtor’s payments in respect of Receivables which have not been purchased) and claims of GE CAPITAL against the ORIGINATOR (e.g. commission claims, claims for reimbursement based on performance defaults) as well as disbursements to the ORIGINATOR are booked and offset against each other.

Smart-Service-Factoring: Factoring procedure in which the accounts receivable bookkeeping is performed by GE CAPITAL and the dunning procedure is performed by the ORIGINATOR as trustee for GE CAPITAL.

Special Account: Account on which the Receivables which have not been purchased are booked.

Special Purchase Price Reserve: Reserve established as the result of a Notification of Dispute which shall not exceed, however, the part of the purchase price that was previously credited.

Special Purchase Price Reserve Account: Account on which Special Purchase Price Reserves resulting from Notifications of Disputes are booked, see clause 4.4.

Special Settlement Account: Technical offset account to the Special Account.

Unable to Pay: Means with respect to a Debtor that such Debtor is unable to pay its debts as and when they fall due. Inability to Pay is generally presumed if the Debtor generally ceases to make payments.

Undisclosed Procedure: Factoring procedure in which the assignment of Receivables is not initially, but only in the Collection Procedure, disclosed vis-á-vis the Debtors.

Utilization: Sum of the balances on all Accounts held for the ORIGINATOR in accordance with the factoring agreement.

Germany, February 27, 2015
Place, Date

Germany, February 27, 2015
Place, Date

/s/ Russell Barr, Authorized Signatory
Aleris Recycling (German Works) GmbH

/s/ Johannes Wehrmann, Senior Manager, Structured Finance
GE Capital Bank AG

Schedule 1 (Terms and Conditions)

1.	Debtors included in the Factoring Agreement:

All Debtors of the ORIGINATOR which are located (howsoever, be it the registered office, seat or otherwise) in any of the following countries:

Austria, Belgium, Bulgaria, Denmark, Estonia, Finland, France, Ireland, Iceland, Italy, Latvia, Lithuania, Liechtenstein, Luxembourg, Malta, the Netherlands, Norway, Poland, Portugal, Romania, Sweden, Switzerland, Spain, Slovakia, Slovenia, Czech Republic, Hungary, United Kingdom, Federal Republic of Germany, United States of America.

However, those Debtors listed in the Annex (Excluded Debtors) are excluded and are not included in the Factoring Agreement.

2.	Purchase Price Reserve: 10%

3.	Interest Rate, Factoring Commission, Administration Fee, Limit Fee, Maximum Amount for Discretionary Debtor Limit, Costs of Money Transfer charged by other Financial Institutions:

a)	The Interest Rate is calculated as the sum of:

(1)	Interest Reference Rate: three months EURIBOR (daily rate) fixed on the last business day of a month for the following month and

(2)	Interest margin: 1.65 % p.a.

Therefore, the Interest Rate is 1.686 % p.a. until 28 February 2015.

b)	Factoring Commission and Administration Fee:

0.16 % Domestic

0.16 % Foreign

A minimum charge of 450,000.00 EUR applies during the first year of the term of the Factoring Agreement.

The Factoring Commission and Administration Fee are stated exclusive of applicable VAT.

c)	Structuring Fee: 1.0% of the Maximum Commitment.

The Structuring Fee is subject to applicable VAT and is due and payable upon commencement of the cooperation.

d)	Limit Fee per each requested Debtor Limit and contractual year:

1.	30.00 EUR Domestic

2.	60.00 EUR Foreign

To the extend GE CAPITAL assumes insurance limits set by the trade credit insurer, no limit fees are charged.

The Limit Fee is stated exclusively of applicable VAT.

e)	Maximum amount of Discretionary Debtor Limit per Debtor within the European Union (EU), Norway and the Switzerland: 50,000.00 EUR

Discretionary Debtor Limits are free of charge.

f)	The ORIGINATOR shall bear all costs charged or deducted by external financial institutions concerning all Debtor related payments received by GE CAPITAL directly or on a Pledged Account.

In case of Pledged Accounts the ORIGINATOR shall further bear any costs and expenses arising in connection with the account management and money transfer.

4.	Maximum Commitment: 50,000,000.00 EUR
5.	Commencement Date: 27 February 2015, provided that GE CAPITAL, by such date, confirms in writing to the ORIGINATOR that the Conditions Precedent (as defined below) have been satisfied or waived by GE CAPITAL.

If GE CAPITAL does not provide such confirmation on 27 February 2015, the Commencement Date will be the earlier of: (i) such other date upon which GE CAPITAL confirms in writing to the ORIGINATOR that the Conditions Precedent have been satisfied or waived and (ii) such date on which GE CAPITAL makes the first purchase price payment under this factoring agreement.

If the Commencement Date occurs although one or more Conditions Precedent are not satisfied at such date, the ORIGINATOR undertakes to perform the respective actions and/or provide the respective documents/evidence immediately after the Commencement Date.

The ORIGINATOR is aware that GE CAPITAL may not execute any payment pursuant to this factoring agreement with effect of 27 February 2015 if GE CAPITAL has not received evidence of satisfaction of the Conditions Precedent by 12:00 CET on such date.

“Conditions Precedent” means:

1.	Executed copy of this factoring agreement, including its schedules 1, 2 and 3

2.	Executed copy of the addendum #1 to this factoring agreement (regarding trade credit insurance claims)

3.	Executed copy of the assignment of claims under trade credit insurance contracts (currently under credit insurance no. 630-000.317-00/7 with Compagnie Francaise d’Assurance pour le Commerce Exterérieur S.A., Niederlassung in Deutschland (Coface))

4.	Executed copy of the addendum #2 to this factoring agreement (regarding balance sounding by an external auditor)

5.	Executed copy of the authorization to the external auditor for purposes of balance sounding

6.	Executed copy of the addendum #3 to this factoring agreement (regarding counter-claims and tolling)

7.	Executed copy of the certificate issued by Real Alloy Holding, Inc. confirming, inter alia, that the Receivables are not subject to any group company or third party right, that there is no conflict with any other financing and that the closing conditions and all other conditions to be fulfilled in accordance with the terms of the purchase and sale agreement regarding, inter alia, the ORIGINATOR have been satisfied or waived

8.	Executed copy of the no-conflict opinion to be issued by McGuireWoods LLP

9.	Executed copy of the assignment agreement between the ORIGINATOR and GE CAPITAL regarding claims against Aleris Switzerland GmbH on forwarding debtor collection proceeds

10.	Executed copy of the non-recourse receivables resale and repurchase agreement between the ORIGNATOR and Aleris Switzerland GmbH

11.	Shareholders resolutions for Aleris Switzerland GmbH respecting the document to be provided under no. 10. above

12.	Executed copy of the negative declaration by Deutsche Bank AG regarding the Receivables

13.	Executed copy of the pledge agreement regarding the Pledged Accounts held with Deutsche Bank AG, including the respectively executed notification to and executed re-confirmation by Deutsche Bank AG

14.	Executed copy of the letter agreement between, inter alia, Aleris Switzerland GmbH and Bank of America, N.A. in respect of, inter alia, the release of (i) receivables originated by the ORIGINATOR and sold to Aleris Switzerland GmbH and (ii) the collection accounts used by Aleris Switzerland GmbH for the collection of such receivables, including the confirmation that Bank of America, N.A. has received all conditions precedent to the effectiveness of the release contemplated by the letter agreement

The Conditions Precedent, in each case, have to be delivered in a form and substance reasonably satisfactory to GE CAPITAL.

6.	Expiration Date: 15 January 2019

7.	Pledged Accounts: 1. Kto. Nr.: 0208 0208 00

BLZ: 300 700 10

BIC-Code: DEUTDEDDXXX

IBAN: DE07 3007 0010 0208 020800

8.	Assignment of payment claims arising from credit insurance no. 630-000.317-00/7 against Compagnie Francaise d’Assurance pour le Commerce Exterérieur S.A., Niederlassung in Deutschland (Coface).

9.	Guarantee for orderly performance of contractual obligations by: not applicable

10.	Factoring Procedure: Inter-Credit®

11.	Disclosed / Undisclosed Procedure: The Undisclosed Procedure shall be applicable.

12.	Note of assignment in the Disclosed Procedure: not applicable

13.	Miscellaneous: not applicable

Germany, February 27, 2015	/s/ Russell Barr, Authorized Signatory
Place, Date	Aleris Recycling (German Works) GmbH

Germany, February 27, 2015	/s/ Johannes Wehrmann, Senior Manager, Structured Finance
Place, Date	GE Capital Bank AG